Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Corporation Announces Second Quarter 2023 Financial Results

Record Revenue of $7.4 Million; Strong Outlook Continues; New CEO Poised to Take Helm

Norton, Massachusetts – August 2, 2023 – CPS Technologies Corporation (NASDAQ:CPSH) (“CPS” or the “Company”) today announced financial results for the fiscal second quarter ended July 1, 2023.

Second Quarter Highlights

●	Revenue of $7.4 million for the second quarter of 2023 versus $7.1 million in the prior-year period
●	Gross margin of 29.6 percent, up 370 basis points from the second quarter of 2022
●	Operating profit of $0.7 million for the quarter ended July 1, 2023, slightly higher than the prior-year period

“Fiscal 2023 continues to play out as expected, with solid top line growth and improved bottom line results,” said Chuck Griffith, CFO and acting President. “Revenue rose 5% year-over-year, to a record $7.4 million, and our gross margin increased 370 basis points versus the second quarter of 2022. In addition, our trailing twelve month book-to-bill ratio remains strong at 108%, as we execute a strategy of penetrating new customers and markets to accelerate growth going forward.

“At the same time, and as recently announced, the Company selected seasoned industry veteran – and retired officer of the US Army Corps of Engineers – Brian Mackey as the Company’s new president and chief executive officer. His leadership and business acumen are anticipated to bolster our expansion plans in the quarters and years to come, unlocking the value of our innovative technology and unique applications. With Brian at the helm, and a strong book of business in hand, we look forward to driving the Company to higher growth and improved financial returns.”

Results of Operations

CPS reported revenue of $7.4 million for the second quarter of fiscal 2023 versus $7.1 million in the prior-year period, reflecting higher product shipments. Gross profit rose to $2.2 million, or 29.6 percent of revenue, from $1.8 million, or 25.9 percent of revenue, in the fiscal 2022 second quarter. The higher gross margin year-over-year reflects increased operating leverage and improved product mix.

Operating profit was $0.7 million in the fiscal 2023 second quarter, slightly higher than the prior-year period. Reported net income was $0.6 million, or $0.04 per diluted share, versus $0.5 million, or $0.03 per diluted share, in the quarter ended July 2, 2022.

Conference Call

The Company will be hosting its second quarter 2023 earnings call at 9:00 am on Thursday, August 3. Those interested in participating in the conference call should dial the following:

Call in Number: 1-844-943-2942

Participant Passcode: 281331

The Company encourages those who wish to participate to call in 10 minutes before the scheduled start time to ensure the operator can connect all participants.

About CPS

CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure, and others. CPS' armor products provide exceptional ballistic protection and environmental durability at a very lightweight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2023 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022
Revenues:
Product sales	$7,418,138	$7,070,743	$14,518,405	$13,723,457
Total revenues	$7,418,138	$7,070,743	$14,518,405	$13,723,457

Cost of product sales	5,221,880	5,242,106	10,077,444	9,931,330
Gross Margin	2,196,259	1,828,637	4,440,961	3,792,127

Selling, general, and administrative expense	1,465,349	1,159,157	3,015,871	2,575,550
Income from operations	730,910	669,480	1,425,090	1,216,577

Interest/Other income (expense)	79,652	1,594	95,242	(319)
Net income before income tax	810,562	671,074	1,520,332	1,216,258
Income tax provision (benefit)	210,058	215,966	460,628	341,714
Net income	$600,503	$455,108	$1,059,704	$874,544

Wtd. Avg. basic common shares outstanding - diluted	14,621,929	14,708,646	14,630,765	14,682,516

Net income per basic common share	$0.04	$0.03	$0.07	$0.06

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	July 1,	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$8,681,225	$8,266,753
Accounts receivable-trade, net	5,074,559	3,777,975
Accounts Receivable - other	74,639	685,668
Inventories, net	4,813,753	4,875,901
Prepaid expenses and other current assets	288,315	211,242
Total current assets	18,932,491	17,817,539
Net property and equipment	1,507,578	1,326,968

Right-of-use lease asset	400,000	466,000
Deferred taxes, net	1,664,032	2,069,436
Total Assets	$22,504,101	$21,679,943
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	56,681	43,711
Accounts payable	2,359,532	1,836,865
Accrued expenses	861,514	820,856
Deferred revenue	1,828,068	2,521,128
Lease liability, current portion	158,000	157,000
Total current liabilities	5,263,795	5,379,560
Note payable less current portion	20,437	54,847
Deferred revenue – long term	31,277	231,020
Long term lease liability	242,000	309,000
Total liabilities	5,557,509	5,974,427

Total stockholders’ equity	16,946,592	15,705,516
Total liabilities and stockholders’ equity	$22,504,101	$21,679,943